EXHIBIT 99.1

COURT ENJOINS THIEME BROTHERS AND

POSTPONES ANNUAL MEETING

NAPA, Calif., August 8, 2003 — Senetek PLC (Nasdaq: SNTK) announced that on August 7, 2003, the Federal District Court for the Northern District of California postponed Senetek’s Annual General Meeting scheduled for August 8 until November 5, 2003 as part of the Court’s action enjoining Uwe Thieme, a Senetek director, and his brother, Heiko Thieme, from soliciting proxies in connection with their attempt to elect an employee of Heiko Thieme to the Senetek board and to remove three incumbent directors.

The court’s action was taken in response to the complaint filed by Senetek on August 6, 2003, in the United States District Court for the Northern District of California against Uwe Thieme and Heiko Thieme alleging, among other things, that the defendants engaged in the solicitation of proxies in connection with the Annual General Meeting scheduled for August 8 in a manner which violated the federal securities laws. In its complaint, Senetek requested, among other things, that the Court enter a temporary restraining order and an injunction invalidating any proxies or voting instructions obtained through the defendants’ solicitations in violation of law, prohibiting the defendants from making any further solicitations in violation of law, requiring the defendants to file a proxy statement in compliance with law and postponing the Annual General Meeting until after the filing of a proper proxy statement by the defendants.

Following a hearing on August 7 before the Federal District Court for the Northern District of California with respect to the matters set forth in Senetek’s complaint, Federal District Judge Marilynn Hall Patel ordered the postponement of the Annual General Meeting to November 5, 2003, prohibited the defendants from soliciting any additional proxies with respect to the Annual General Meeting until the later of August 22, 2003 or the date on which the defendants have filed a definitive proxy statement with the Securities and Exchange Commission in accordance with law, and prohibited Senetek from soliciting additional proxies with respect to the Annual General Meeting until the earlier of August 22, 2003 or the date on which the defendants have filed a definitive proxy statement with the Securities and Exchange Commission in accordance with law.

Senetek PLC (Nasdaq: SNTK), www.senetekplc.com, is a biopharmaceutical company focused on developing and co-marketing products in the key skincare/dermatologicals and sexual dysfunction categories worldwide.

Visit Senetek PLC’s web site: http://www.senetekplc.com.

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